                     SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C.  20549

                                SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          The J. M. Smucker Company
--------------------------------------------------------------------------------
                              (Name of Issuer)


                            Class A Common Shares
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                       (Title of Class of Securities)


                                 832696 10 8
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                               (Cusip Number)


                               PAUL H. SMUCKER

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continued on following page(s))

                              Page 1 of 3 Pages

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CUSIP NO. 832696 10 8             13G            Page 2 of 3 Pages


   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Paul H. Smucker ####-##-####

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                    (a)    /   /
          Not Applicable            (b)    /   /

   3.     SEC USE ONLY

   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

                                    5      SOLE VOTING POWER
          NUMBER OF                        1,969,951
          SHARES BENEFICIALLY       6      SHARED VOTING POWER
          OWNED BY                         0
          EACH REPORTING
          PERSON WITH               7      SOLE DISPOSITIVE POWER
                                           1,863,051

                                    8      SHARED DISPOSITIVE POWER
                                           106,900

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,969,951

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          /x/

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.69%

  12      TYPE OF REPORTING PERSON

          IN
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CUSIP NO. 832696 10 8           13G            Page 3 of 3 Pages


ITEM 1(A)     NAME OF ISSUER:  See Page 1, Cover Page

ITEM 1(B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICERS:
              Strawberry Lane, Orrville, Ohio 44667

ITEM 2(A)     NAME OF PERSON FILING:  See Page 2, Cover Page, Item 1

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              Strawberry Lane, Orrville, Ohio 44667

ITEM 2(C)     CITIZENSHIP:  See Page 2, Cover Page, Item 4

ITEM 2(D)     TITLE OF CLASS OF SECURITIES:  See Page 1, Cover Page

ITEM 2(E)     CUSIP NUMBER:  See Page 1, Cover Page

ITEM 3        Not applicable

ITEM 4        OWNERSHIP:  See Page 2, Cover Page Item 5, 6, 7, 8, 9
                          10 and 11

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              Not Applicable

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
              ANOTHER PERSON:  Not applicable

ITEM 7        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not applicable

ITEM 8        IDENTIFICATION AND CLASSIFICAITON OF MEMBERS OF THE
              GROUP:  Not applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP:  Not applicable

ITEM 10       CERTIFICATION:  Not applicable


Signature            After reasonable inquiry and to the best of my
                     knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  PAUL H. SMUCKER
Jan 31, 1996                                      _______________________
                                                  PAUL H. SMUCKER